                                                                                  Exhibit 11.1
                                                         AMERICAN STORES COMPANY
                                                    Calculation of Earnings Per Share
                                                               (unaudited)
                                            (In thousands of dollars, except per share data)

                                           Thirteen Weeks Ended         Thirty-Nine Weeks Ended

                                          November 2, October 28, November 2, October 28,
                                                1996      1995       1996         1995
Primary Earnings Per Share

Primary earnings applicable to
  shareholders                            $  75,757   $  67,445   $ 223,126   $ 195,265

Primary earnings per share                    $0.52       $0.46       $1.53       $1.33

Average shares outstanding                  145,682     147,002     145,907     147,142


Fully Diluted Earnings Per Share

Fully diluted earnings applicable to
  shareholders                            $  75,757   $  67,445   $ 223,126   $ 195,265

Fully diluted earnings per share            $0.52(1)    $0.46(1)    $1.52(1)    $1.33(1)

Fully diluted average shares outstanding    146,591     147,565     146,773     147,804



Calculation of Fully Diluted Average Shares Outstanding
Effect of assumed exercise of stock options:

Proceeds from assumed exercise            $  89,297   $  45,013   $  66,341   $  39,554

Shares under options outstanding             3,135        2,073       2,519       1,989
Shares assumed acquired with proceeds
  under the treasury stock method           (2,226)      (1,510)     (1,653)     (1,326)
Incremental shares due to assumed
  exercise of stock options                    909          563         866         663

Fully diluted average shares outstanding:

Average shares outstanding                  145,682     147,002      145,907    147,142
Assumed exercise of stock options               909        563           866        663
Assumed conversion of debentures                   0          0            0          0

     Total                                  146,591     147,565     146,773     147,805


(1) Dilution is less than 3%.